UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2015

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2015, Walker & Dunlop, Inc. (the “Company”) announced that the Company’s Board of Directors appointed Howard W. Smith, III as President of the Company effective on April 27, 2015. Mr. Smith, age 56, currently serves as our Executive Vice President, Chief Operating Officer and a member of our Board of Directors. Mr. Smith has been a member of our Board since July 2010. Mr. Smith joined the Company in November 1980 and has been a member of the management team since 1988. Mr. Smith has served as the Executive Vice President, Chief Operating Officer and a Board member of the Company’s operating company, Walker & Dunlop, LLC (“WDLLC”) or its predecessors since 2004. The Board of Managers of WDLLC also has appointed Mr. Smith as President of WDLLC effective on April 27, 2015. As President, Mr. Smith will continue to be responsible for our Multifamily, FHA Finance, Healthcare Finance, Capital Markets and Investment Sales groups. Mr. Smith is a member of the Board of Directors of the National Multi Housing Council and Episcopal High School in Alexandria, Virginia. He also served as the Chairman of the Fannie Mae DUS Peer Group advisory council from 2007 to 2008 and again from 2009 to 2010. Mr. Smith received his Bachelor of Arts in Economics from Washington & Lee University.

In conjunction with Mr. Smith’s appointment, the Company announced that William M. Walker will no longer hold the title of President of the Company and WDLLC as of April 27, 2015. Mr. Walker will continue to serve as Chairman and Chief Executive Officer of the Company and WDLLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALKER & DUNLOP, INC.
(Registrant)

Date: April 22, 2015	By:	/s/ Richard M. Lucas
		Name:	Richard M. Lucas
		Title:	Executive Vice President,
General Counsel & Secretary